Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated March 29, 2019, relating to the balance sheets of Hoth Therapeutics, Inc. as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from May 16, 2017 (inception) through December 31, 2017, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 30, 2019